Exhibit A





                               FORM OF
             CERTIFICATE OF DESIGNATION, PREFERENCES AND
            RIGHTS OF SERIES A CUMULATIVE PREFERRED STOCK

                                  of

                               EIG, CO.

           Pursuant to Section 151 of the Delaware General
                           Corporation Law



               EIG, CO., a corporation organized and existing under and by virtue of the laws of Delaware (hereinafter called the "Corporation"), pursuant to the provisions of
     Section 151 of the Delaware General Corporation Law, does by Michael L. Downs, its President, and Roberta A. O'Brien, its Corporate Secretary, hereby certify that, pursuant to authority expressly vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, said Board of Directors at a meeting duly called and held on ___________, duly adopted resolutions providing for the issuance of a series of Preferred Stock, without par value, of the Corporation and setting forth the voting powers, designa-tion, preferences and relative, participating, optional and other special rights of such series and the qualifi-cation, limitation and restrictions of such rights, to the extent that the foregoing are not set forth in the Certificate of Incorporation of the Corporation, which resolutions are as follows:

               RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accor-dance with the provisions of its Certificate of Incorpo-ration, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifica-tions, limitations or restrictions thereof are as fol-lows:

               SECTION 1. Number of Shares and Designations. Two thousand (2,000) shares of the Preferred Stock, without par value, of the Corporation are constituted as a series thereof designated as Series A Cumulative Pre-ferred Stock (the "Series A Preferred Stock").

               SECTION 2.  Definitions.  For purposes of the
     Series A Preferred Stock, the following terms shall have the meanings indicated:

               2.1 "Board of Directors" shall mean the board of directors of the Corporation or any committee autho-rized by such board of directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

               2.2  "Business Day" shall mean any day other
     than a Saturday, Sunday or a day on which state or feder-ally chartered banking institutions in New York, New York are not required to be open.

               2.3 "Certificate" shall mean the Certificate of Incorporation of the Corporation, as amended from time to time.

               2.4 "Common Stock" shall mean the common stock of the Corporation, without par value.

               2.5  "Dividend Payment Date" shall mean the
     last business day of January, April, July and October in each year, commencing on the last business day of April in 1995; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

               2.6 "Dividend Periods" shall mean quarterly dividend periods commencing on the last business day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on February 1, 1995 and end on and include April 27, 1995).

               2.7 "Equivalent Amount" shall mean an amount equal to what the Net After-Tax Return (as defined below) would have been had the regular cash dividend to a holder of Series A Preferred Stock at the Base Rate been paid entirely out of the current or accumulated earnings and profits of the Corporation for Federal income tax purpos-es. "Net After-Tax Return" means, with respect to any regular cash dividend that would have been paid at the Base Rate on shares of Series A Preferred Stock, the amount of such regular cash dividend less the Federal corporate income tax to which such regular cash dividend would be subject, giving effect to the deduction then allowed domestic corporations (the "Dividends Received Deduction") with respect to dividends received that are paid out of the current or accumulated earnings and profits of the Corporation, as determined for Federal income tax purposes. For purposes of the foregoing, (A) the portion of any regular cash dividend not made out of current or accumulated earnings and profits of the Corpo-ration, as determined for Federal income tax purposes, otherwise treated as a return of capital, shall be treat-ed as gain received by a domestic insurance corporation upon a taxable sale or exchange of shares of Preferred Stock, (B) the applicable tax rate and the percentage of the dividend at the Equivalent Amount, if any, that qualifies for the Dividends Received Deduction shall respectively be assumed to be the highest marginal Feder-al corporate income tax rate and the highest percentage that would apply to the dividend under the law in effect at the time of the payment of the dividend if received by a holder of Preferred Stock that is a domestic insurance corporation generally eligible for the Dividends Received Deduction and reporting taxable income based on a calen-dar year, disregarding any minimum tax, and (C) the char-acter of the dividend at the Equivalent Amount for Feder-al income tax purposes shall be as determined under the law in effect when such dividend is paid.

               2.8 "Gross-Up Event" shall mean that all or a portion of a dividend payment with respect to the Series
     A Preferred Stock shall constitute a return of capital.

               2.9 "Issue Date" shall mean the first date on which shares of Series A Preferred Stock are issued and sold.

               2.10  "Junior Stock" shall mean the Common
     Stock and any class or series of shares of preferred stock of the Corporation other than the Series A Pre-ferred Stock.

               2.11  "Liquidation Preference" shall have the
     meaning set forth in Section 4.1 hereof.

               2.12 "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

               2.13 "Series A Preferred Stock" shall mean the series of Preferred Stock of the Corporation, without par value, designated Series A Cumulative Preferred Stock.

               2.14 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting led-gers of any accounting or bookkeeping entry which indi-cates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of stock ranking on a parity with the Series A Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Stock shall mean placing such funds in a sepa-rate account or delivering such funds to a disbursing, paying or other similar agent.

               2.15 "Stated Value" shall have the meaning set forth in Section 4.1 hereof.

               2.16  "Transfer Agent" means such agent or
     agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Series A
     Preferred Stock.

               SECTION 3.  Dividends.

               3.1  The holders of shares of the Series A
     Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash at the rate per annum (the "Base Rate") of $650 per share of Series A Preferred Stock, provided that the Base Rate (i) shall increase $10 on each anniversary of the Issue Date commencing on the second anniversary of the Issue Date and (ii) the Base Rate for any Dividend Period shall be adjusted, if a Gross-Up Event shall be in ef-fect, to the Equivalent Amount. Such dividends shall be cumulative from February 1, 1995, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on April 28, 1995. Each such dividend shall be payable in arrears to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corpo-ration at the close of business on such record dates, which shall not be more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

               3.2 The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the Rate by four, and then applying any adjustment pursuant to clause (ii) of the first sentence of Section 3.1. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Hold-ers of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

               3.3  So long as any shares of the Series A
     Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to divi-dends and amounts distributable upon liquidation, disso-lution or winding up, on a parity with the Series A Pre-ferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Pre-ferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of stock ranking on a parity as to dividends and amount distributable upon liquidation, dissolution or winding up shall be declared ratably in proportion to the respective amounts of divi-dends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such parity stock.

               3.4  So long as any shares of the Series A
     Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall any Junior Stock or any series of stock of the Corporation ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with Series A Preferred Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case the full cumulative dividends on all outstanding shares of the Series A Preferred Stock and any other stock of the Corporation ranking on a parity with the Series A Preferred Stock, as to dividends and amounts distributable upon liquidation, dissolution or winding up shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such parity stock.

               SECTION 4.  Payments upon Liquidation.

               4.1  In the event of any liquidation, disso-
     lution or winding up of the Corporation before any pay-ment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the shares of Series A Preferred Stock shall be entitled to receive Ten Thousand Dollars ($10,000) per share of Se-ries A Preferred Stock (the "Stated Value") plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Prefer-ence"); but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the Liquidation Prefer-ence, and the liquidation preference on all other shares of any class or series of stock ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, or (ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

               4.2  Subject to the rights of the holders of
     shares of any series or class or classes of stock ranking on a parity with or prior to the Series A Preferred Stock as to dividends and amounts distributable upon liquida-tion, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Se-ries A Preferred Stock, as and to the fullest extent provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be enti-tled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

               SECTION 5. Mandatory Redemption. The Corpo-ration shall purchase or redeem any outstanding shares of Series A Preferred Stock at the Stated Value of the share or shares to be purchased or redeemed, plus all dividends accrued and unpaid on such share or shares up to the date of such purchase or redemption, on the tenth anniversary of the Issue Date.

               SECTION 6. Shares to Be Retired. All shares of Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (exclud-ing, until the Corporation elects to retire them, shares which are held as treasury shares) shall be restored to the status of authorized but unissued shares of Serial Preferred Stock, without designation as to series.

               SECTION 7.  Ranking.  Any class or series of
     stock of the Corporation shall be deemed to rank junior to the Series A Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liqui-dation, dissolution or winding up.

               SECTION 8.  Voting.  Except as required by law,
     holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

               SECTION 9.  Record Holders.  The Corporation
     and the Transfer Agent may deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

          RESOLVED, FURTHER, that the proper officers of the Corporation be and they are hereby authorized and directed, jointly and severally, to prepare, execute and file a certificate setting forth a copy of the foregoing resolutions and to execute any and all other documents and take any and all other steps necessary or appropriate in order to comply with the laws of the State of Delaware and effectuate the purposes of said resolutions.

               IN WITNESS WHEREOF, EIG, CO. has caused this
     Certificate to be signed in its name by Michael L. Downs, its President, and Roberta A. O'Brien, its Corporate
     Secretary, as of this      day of            , 199 .


                                   EIG, CO.



                                   ___________________________
                                   Name: Michael L. Downs
                                   Title: President



     Attest:



     _____________________________
     Name: Roberta A. O'Brien
     Title: Secretary

STATE OF CONNECTICUT)
                         )  ss.:
     COUNTY OF HARTFORD  )


               On this      day of          , 199 , before me,
     _______________________, a Notary Public in and for said County and State, residing therein, dully commissioned and sworn, personally appeared Michael L. Downs and Roberta A. O'Brien known to me or proved to me on the basis of satisfactory evidence to be the President and
     the       Corporate Secretary, respectively, of EIG, CO.,
     a Delaware corporation, the Corporation that executed the foregoing Certificate of Designation and Preferences, and upon oath did severally depose and say, each for himself and not for the other, that he is the officer of said Corporation as above designated; that he is acquainted with the seal of said Corporation and that the seal affixed to said instrument is the corporate seal of said Corporation; that the signatures to said instrument were made by said officers of said Corporation as indicated after said signatures; and that the said Corporation executed the said instrument freely and voluntarily and for the uses and purposes therein mentioned.

               IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal at my office in the County of Hartford, State of Connecticut, on the day and year in this certificate first above written.



                              ______________________________
                              Notary Public in and for the
                                 County of Hartford
                                 State of Connecticut


     [SEAL]

               My Commission Expires: